UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 4, 2009

Rimage Corporation

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-00619	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

7725 Washington Avenue South Minneapolis, MN	55439
(Address Of Principal Executive Offices)	(Zip Code)

(952) 944-8144

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Items under Sections 1 through 4 and 6 though 8 are not applicable and therefore omitted.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 4, 2009, the Board of Directors of Rimage Corporation (the “Company”) appointed Sherman Black as the Company’s President and Chief Executive Officer effective January 1, 2010. The Board also elected Mr. Black to serve as a member of the Board effective January 1, 2010. The Company and Mr. Black entered into a letter agreement dated November 4, 2009 with Mr. Black relating to his service as Chief Executive Officer.

In connection with his appointment to the position of Chief Executive Officer, the letter agreement provides that Mr. Black’s base salary will be $375,000 for 2010 and he will have an opportunity to earn a cash bonus equal to 60% of his base salary under the Company’s cash bonus program for executive officers to be established by the Compensation Committee for 2010. Also effective January 1, 2010, he will receive a non-qualified option to purchase 50,000 shares of the Company’s common stock as a one-time promotion award. The option will be granted under the Company’s 2007 Amended and Restated Stock Incentive Plan and will also be subject to the Company’s standard form of option agreement. A copy of the letter agreement is attached hereto as Exhibit 10.1.

As a part of the Company’s ongoing succession planning process, Mr. Black will succeed Mr. Bernard P. Aldrich who has been the Company’s Chief Executive Officer and a director since 1996. On November 4, 2009, the Company and Mr. Aldrich entered into a Separation and Release Agreement (the “Separation Agreement”) that governs the terms of Mr. Aldrich’s service through December 31, 2009 and post-termination compensation. The Separation Agreement supersedes the Amended and Restated Severance/Change in Control Letter Agreement dated December 22, 2008 between Mr. Aldrich and the Company (the “Prior Agreement”). A copy of the Separation Agreement is attached hereto as Exhibit 10.2.

Pursuant to the Separation Agreement, Mr. Aldrich will continue as the Company’s Chief Executive Officer and as a director through December 31, 2009, at which time he will cease serving in both positions. The Compensation Committee of the Board designed the Separation Agreement to provide Mr. Aldrich with benefits substantially similar to that under the Prior Agreement as if he were terminated without cause, while providing enhanced benefits designed to recognize that Mr. Aldrich’s efforts were instrumental in identifying and hiring Mr. Black. Through Mr. Aldrich’s efforts, the Company has avoided the use of a third party executive search firm and the time and expenses associated with that process. Mr. Aldrich's support of Mr. Black has also allowed the Company to provide for an orderly transition of the responsibilities of the Chief Executive Officer. As with the Prior Agreement, Mr. Aldrich will provide the Company with a full release of claims and continue to be bound by a covenant not to compete. In consideration of these factors and the agreements by Mr. Aldrich in the Separation Agreement, the Separation Agreement provides that Mr. Aldrich will receive a lump sum severance payment of $576,000 within 5 days after all rescission periods with respect to Mr. Aldrich’s release of claims have expired, the Company will pay the employer's portion of COBRA coverage for a period of 18 months (approximately $10,000), and will pay Mr. Aldrich a lump sum payment at the end of that time of $50,000 to defray the costs of personal insurance. Also as with the Prior Agreement, any options held by Mr. Aldrich will continue on their current terms without modification. The Company anticipates that the expense associated with the Separation Agreement will be recognized in the fourth quarter of fiscal year 2009.

Mr. Aldrich also agreed to provide the Company with certain consulting services, primarily transition services to Mr. Black, effective for a 12-month period beginning January 1, 2010. This arrangement was memorialized in a consulting agreement pursuant to which Mr. Aldrich also agreed to extend his agreement not to compete with the Company for an additional one year after the term of the consulting agreement. In exchange for his services and the extended non-compete covenant, Mr. Aldrich will receive a monthly payment of $8,333.33. A copy of the consulting agreement is attached hereto as Exhibit 10.3. The Company anticipates that the expense associated with the consulting agreement will be recognized as related services are performed over the course of 2010.

The Compensation Committee approved and the Board of Directors ratified the foregoing compensation arrangements with Messrs. Black and Aldrich. The Governance Committee recommended Mr. Black for appointment to the Board and the Board of Directors approved that appointment.

The Company announced this transition in leadership of the Company by a press release issued on November 9, 2009, which is attached hereto as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
10.1	Letter Agreement dated November 4, 2009 by and between Rimage Corporation and Sherman L. Black.

10.2	Separation and Release Agreement dated November 4, 2009 by and between Rimage Corporation and Bernard P. Aldrich.

10.3	Consulting Agreement dated November 4, 2009 by and between Rimage Corporation and Bernard P. Aldrich.

99.1	Press Release dated November 9, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RIMAGE CORPORATION

By:	/s/ Robert M. Wolf
Robert M. Wolf
Chief Financial Officer

Date: November 9, 2009